Exhibit 99.1

MICHAEL FOODS REPORTS 2004 RESULTS; EBITDA RISES 9% TO NEW RECORD LEVEL

MINNETONKA, March 18 — Michael Foods, Inc. today reported financial results for 2004, with a new record achieved for operating cash flow.

Net earnings for the three months ended December 31, 2004 were $9.8 million. The comparative 2003 period, due to the acquisition of the company in November 2003, is comprised of two months of results from a predecessor entity and one month of results from the company. We have combined these results for ease of comparison. The combined fourth quarter 2003 results were a net loss of $47.2 million. The 2003 period loss relates primarily to expenses from our acquisition and the related purchase accounting. Net sales for the three months ended December 31, 2004 were $324.3 million, compared to combined net sales of $357.0 million for the three months ended December 31, 2003. Net sales for the 2004 period declined by 9% due to one less week of sales and due to notable deflation in egg prices.

Net earnings for the year ended December 31, 2004 were $33.5 million. The comparative 2003 period is comprised of eleven months of results from a predecessor entity and one month of results from the company. We have combined these results for ease of comparison. The combined 2003 results were a net loss of $22.7 million. The 2003 loss relates primarily to expenses from our acquisition and the related purchase accounting. Net sales for the year ended December 31, 2004 were $1,313.5 million, compared to combined net sales of $1,325.2 million for the year ended December 31, 2003. Net sales for 2004 decreased by 1% because the 2003 period included sales from our Dairy Products Division, which was sold effective September 30, 2003. Also, 2004 was a 52 week fiscal year, whereas 2003 was a 53 week fiscal year.

Excluding the impact of the divested Dairy Products Division, 2004 net sales increased 11%, or $133.0 million. On the same basis, earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the year ended December 31, 2004 were $172.9 million, compared to $158.4 million in 2003, an increase of 9%. We present EBITDA because it is a key measure contained in the financial covenants of our senior indebtedness, we believe it is indicative of the relative strength of our operating performance and it is used to determine incentive compensation levels.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “We were pleased that fourth quarter EBITDA surpassed our expectations and bettered the third quarter level. This was mainly due to a strong finish on the year by the Egg Products Division. That division had a 14% EBITDA increase last year, easily surpassing a very good 2003 performance. This was largely the result of good market-related pricing for industrial egg products. Also, we had outstanding 2004 unit sales results for value-added egg products. Unit sales gains of 10-21% were seen from our four value-added lines, driven by customer additions and strong foodservice demand. However, due to operating expense increases, including much higher freight costs, operating profit from this category declined by approximately 7% last year. The 2004 egg market was volatile, which largely accounted for the variance in operating profit performance of industrial egg products compared to value-added products.”

Ostrander added, “Refrigerated Distribution net sales rose last year due to cheese volume growth and significant inflation in cheese and butter. Unit sales were down slightly for core distributed products. However, our main product line – branded cheese – saw a 7% unit sales rise in 2004, nicely outpacing the category’s growth. The division’s EBITDA fell due to higher raw material costs, particularly in the key cheese category, that we could not fully pass-through to our customers. Our Potato Products Division results for 2004 were mixed, with a 10% net sales increase, but flat EBITDA. We invested in our retail brands last year, with a restaging of our Simply Potatoes® brand last fall. A packaging reconfiguration for our Simply Potatoes® mashed products was the main thrust of this restaging and those products have performed well the past few months.”

Ostrander concluded, “We continue to generate strong cash flow. We made a voluntary repayment of bank debt of $35 million in December after distributing approximately $70 million in dividends to our shareholder last fall. Given our operating trends, working capital management and reasonable capital spending plans, we anticipate free cash flows will remain strong in 2005.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Three Months ended Dec. 31, 2004:
External net sales	$221,723	$77,633	$24,981	N/A	$324,337
EBITDA*	35,150	5,406	5,021	(1,108)	44,469

Three Months ended Dec. 31, 2003 (a):
External net sales	$250,049	$85,427	$21,478	N/A	$356,954
EBITDA*	43,330	5,301	4,522	51	53,204

Year ended Dec. 31, 2004:
External net sales	$941,381	$288,285	$83,838	N/A	$1,313,504
EBITDA*	147,062	17,687	14,252	(6,061)	172,940

Year ended Dec. 31, 2003 (b):
External net sales	$825,619	$278,456	$76,421	N/A	$1,180,496
EBITDA*	128,949	20,007	14,299	(4,810)	158,445

*	As defined in our credit agreement. Egg Products annual 2003 results include gains of approximately $4.3 million related to partial settlements of litigation, $1.7 million of which was recorded during the three months ended December 31, 2003. Egg Products annual 2004 results include gains of approximately $2.0 million related to amounts received under patent infringement settlements, with none of the gains recorded during the three months ended December 31, 2004.

(a)	The quarter ended December 31, 2003 is presented on a pro forma combined basis. The pro forma combined amounts include external net sales and EBITDA of the company’s predecessor for the two months ended November 30, 2003 combined with the same data of the company for the one month ended December 31, 2003.

(b)

The year ended December 31, 2003 is presented on a pro forma combined basis. The pro forma combined amounts include external net sales and EBITDA of the company’s predecessor for the eleven months ended November 30, 2003 combined with the same data of the company for the one month ended December 31, 2003. The data is exclusive of operations from the Dairy Products Division that was sold effective September 30, 2003.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the year ended December 31, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$48,573	$7,746	$3,916	$(26,721)	$33,514
Interest expense, excluding amortization of debt issuance costs	437	—	—	39,615	40,052
Amortization of debt issuance costs	—	—	—	2,046	2,046
Income tax expense	31,383	4,860	2,440	(17,702)	20,981
Depreciation and amortization	54,982	4,637	7,227	11	66,857
Equity sponsor management fee	—	—	—	1,500	1,500
Industrial revenue bonds related expenses	938	—	—	—	938
Other non-recurring charges related to acquisition accounting	2,547	—	130	—	2,677
Other	8,202	444	539	(4,810)	4,375

EBITDA	$147,062	$17,687	$14,252	$(6,061)	$172,940

The following table reconciles our net earnings to EBITDA for the year ended December 31, 2003 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$42,268	$9,513	$5,375	$(79,835)	$(22,679)
Interest expense, excluding amortization of debt issuance costs	469	—	—	42,198	42,667
Amortization of debt issuance costs	—	—	—	3,986	3,986
Income tax expense	29,549	6,430	3,560	(53,772)	(14,233)
Depreciation and amortization	44,290	3,033	4,942	31	52,296
Equity sponsor management fee	—	—	—	1,312	1,312
Industrial revenue bonds related expenses	777	—	—	—	777
Transaction expenses	—	—	—	22,498	22,498
Loss on early extinguishment of debt	—	—	—	61,226	61,226
Loss on Dairy Division disposition	—	—	—	16,288	16,288
Other non-recurring charges related to acquisition accounting	4,796	550	—	—	5,346
Dairy Products Division net earnings	—	—	—	(6,540)	(6,540)
Income tax expense related to Dairy Division	—	—	—	(4,100)	(4,100)
Corporate costs allocated to Dairy Division	—	—	—	(1,280)	(1,280)
Other	6,800	481	422	(6,822)	881

EBITDA	$128,949	$20,007	$14,299	$(4,810)	$158,445

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of operations are as follows:

Michael Foods, Inc.

Condensed Consolidated Statements of Operations

(000’s, unaudited)

	COMPANY		PREDECESSOR	COMPANY		PREDECESSOR
	FOURTH QUARTER			ANNUAL
	DECEMBER 31, 2004	ONE MONTH ENDED DECEMBER 31, 2003	TWO MONTHS ENDED NOVEMBER 30, 2003	DECEMBER 31, 2004	ONE MONTH ENDED DECEMBER 31, 2003	ELEVEN MONTHS ENDED NOVEMBER 30, 2003
Net Sales	$324,337	$140,806	$216,148	$1,313,504	$140,806	$1,184,357
Cost of sales	257,512	121,442	172,251	1,077,126	121,442	973,004

Gross profit	66,825	19,364	43,897	236,378	19,364	211,353
Selling, general and administrative expenses	39,689	14,676	14,794	138,258	14,676	106,339
Transaction expenses	—	7,121	15,377	340	7,121	15,377

Operating profit (loss)	27,136	(2,433)	13,726	97,780	(2,433)	89,637
Interest expense, net	11,148	4,932	5,830	43,285	4,932	41,670
Loss on early extinguishment of debt	—	—	61,226	—	—	61,226
Loss on Dairy disposition	—	—	16,288	—	—	16,288

Earnings (loss) before income taxes	15,988	(7,365)	(69,618)	54,495	(7,365)	(29,547)
Income tax expense (benefit)	6,149	(2,836)	(26,953)	20,981	(2,836)	(11,397)

Net earnings (loss)	$9,839	$(4,529)	$(42,665)	$33,514	$(4,529)	$(18,150)

Selected balance sheet information (000’s, unaudited):

	December 31, 2004	December 31, 2003
Cash and equivalents	$31,816	$45,594

Accrued interest	5,144	4,527

Total debt, including current maturities	750,783	790,076

Certain items in this release may be forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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